PRESS RELEASE

SiriusPoint announces changes to Board of Directors

HAMILTON, Bermuda, March 30, 2026 – SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a specialty underwriter, today announced changes to its Board of Directors. Sabra Purtill has been appointed to the Board effective March 25, 2026, while Franklin (Tad) Montross IV and Peter Tan will step down effective May 20, 2026.

Sabra joins SiriusPoint with 40 years of experience across insurance and financial services. Her background spans corporate finance, capital markets, treasury, and financial reporting. She has held senior roles at AIG, Hartford Financial Services Group, Inc. and Assured Guaranty Ltd, and previously worked at ACE Limited, now Chubb.

“SiriusPoint is at an important stage in its evolution, with a clear focus on discipline, resilience and long‑term value,” said Ms Purtill. “I’m looking forward to working with the Board and management team to help guide the business through its next phase.”

Bronek Masojada, Chair of the Board of SiriusPoint, said: “Sabra brings significant financial and insurance experience to the Board, shaped by four decades at leading financial institutions. Her perspective will support the Board’s oversight, governance and long‑term strategic direction on behalf of our shareholders. I would also like to thank Tad and Peter for the important contributions they have made over the last five years.”

Franklin (Tad) Montross IV joined the SiriusPoint Board in 2021 and serves as Chair of the Risk & Capital Management Committee and as a member of the Audit and Compensation Committees. Peter Tan also joined the Board in 2021 and serves as a member of the Investment Committee and the Risk & Capital Management Committee. Their service on the Board and its committees will conclude immediately following the Company’s 2026 annual general meeting on May 20, 2026.

ENDS

About SiriusPoint
SiriusPoint is a specialty underwriter providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and program managers. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A from Fitch, A- from AM Best and S&P, and A3 from Moody’s. For more information, please visit https://www.siriuspt.com/.

Forward-Looking Statements We make statements in this press release, and any related oral statements, that are forward-looking statements within the meaning of the U.S. federal securities laws, which we intend to be covered by the safe harbor provisions for such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those made in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk factors described in SiriusPoint’s most recent Annual Report on Form 10-K and any other subsequent periodic reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date made and SiriusPoint undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise

Contacts
Investor Relations
Liam Blackledge, SiriusPoint
Liam.Blackledge@siriuspt.com
+44 203 772 3082

Media
Media
Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718 882011